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                                                              Exhibit 2.14(e)(2)

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

         This First Amendment to Asset Purchase Agreement (this "AMENDMENT") is made and entered into as of this 30th day of June, 2001, between Charter Communications, Inc., a Delaware corporation ("CHARTER PARENT"), Interlink Communications Partners, LLC, a Delaware limited liability company ("INTERLINK"), Charter Communications, LLC, a Delaware limited liability company ("CHARTER LLC") and Falcon Cable Media, a California Limited Partnership ("FCM"), on the one hand, and TCI Cable Partners of St. Louis, L.P. a Colorado limited partnership ("TCI ST. LOUIS") and TCI Cablevision of Missouri, Inc. a Missouri corporation ("TCI MISSOURI"), on the other.

                                    RECITALS

         A. Charter Parent, Interlink, Charter LLC, FCM, TCI St. Louis and TCI Missouri entered into an Asset Purchase Agreement ("AGREEMENT") as of the 26th day of February, 2001.

         B. Pursuant to the Agreement, Interlink, Charter LLC and FCM had proposed to sell to TCI St. Louis and TCI Missouri certain cable systems located in Miami Beach, Florida, South Miami, Florida and Sebastian, Florida.

         C. The parties to this Amendment wish to amend the Agreement, as more fully set forth herein, to provide, among other things, that the Miami Beach and South Miami systems shall not be transferred pursuant to the Agreement and that the only systems to be transferred pursuant to the Agreement shall be the Sebastian systems.


                                   AGREEMENTS

                  In consideration of the above recitals and the mutual agreements stated in this Amendment, the parties agree as follows:

         1. Defined Terms. Capitalized terms used herein, but not otherwise modified or defined herein, shall have the meanings ascribed to such terms in the Agreement.

         2. Parties to the Agreement. The Agreement is hereby amended to provide that the sole parties to the Agreement shall be Charter Parent, FCM and TCI Missouri. Charter LLC, Interlink and TCI St. Louis are hereby released from all representations, warranties, covenants, liabilities and obligations pursuant to the Agreement. The term "SELLER" in the Agreement shall mean only FCM. The term "BUYER" in the Agreement shall mean only TCI Missouri.

         3. Schedules. The Schedules to the Agreement are hereby amended and restated in their entirety as set forth in the Schedules attached to this Amendment.

         4. Purchase Price. The "PURCHASE PRICE" in Section 3.1 of the Agreement shall be "$27,042,000" (rather than "$249,000,000").
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         5.       Section 3.2.6. Section 3.2.6 of the Agreement is hereby
                  amended and restated in its entirety to read as follows:

         "3.2.6. The Purchase Price will be decreased by the dollar amount equal to the product of (i) the Subscriber Shortfall multiplied by (ii) $3,000. For purposes of this Agreement, the "SUBSCRIBER SHORTFALL" equals the number, if any, by which the aggregate of the Equivalent Basic Subscribers for the Systems, as of the Closing Time is less than 8,924."

         6. Section 3.3.1. Section 3.3.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

         "3.3.1. Not later than a date Seller reasonably believes is at least five Business Days prior to the Closing, Seller will deliver to Buyer a report (the "Preliminary Adjustments Report"), showing in detail the good faith preliminary determination of the adjustments referred to in
         Section 3.2, which have been calculated as of the Closing Time (or as of any other date and time agreed by the parties) and appropriate documents substantiating the adjustments proposed in the Preliminary Adjustments Report. Buyer will have three Business Days following receipt of the Preliminary Adjustments Report to review such Report and supporting information and to notify Seller of any disagreements of Buyer with Seller's estimates. If Buyer provides a notice of disagreement (the "Disagreement Notice") with Seller's estimates of the adjustments referred to in Section 3.2 within such three Business Day period, Buyer and Seller will negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing Date on such estimated adjustments as of the Closing Time. The basis for determining the Purchase Price to be paid at the Closing will be (a) the estimate so agreed upon by Buyer and Seller, (b) if the parties do not reach such an agreement on the estimated amount of the adjustments set forth in the Preliminary Adjustments Report prior to the Closing Date or if Buyer fails to provide a notice of disagreement with Seller's estimates of such adjustments within the requisite time provided, the estimates of such adjustments set forth in the Preliminary Adjustments Report."

         7. HSR Matters. As a result of the amendments to the Agreement contemplated herein, including the reduction of the assets to be transferred and the corresponding reduction of the purchase price, the parties agree that no filing pursuant to the HSR Act is required at this time with respect the transactions contemplated by the Agreement, as amended. The parties agree to withdraw the filings the parties made under the HSR Act on May 8, 2001 (as supplemented on May 11, 2001) with respect to the transactions contemplated by the Agreement prior to this Amendment.

         8. Section 6.11. The parties agree that there is no need to update the amended and restated Schedules attached to this Amendment and therefore Section 6.11 is hereby deleted from the Agreement.

         9. Section 7.2.5. The phrase "53,040 (fifty-three thousand and forty) in Section 7.2.5 of the Agreement is hereby deleted and replaced with "7,662 (seven thousand six hundred sixty-two)":
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         10.      Section 10.5. Section 10.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

         "10.5. Limitations on Indemnification - Seller. Seller and Charter Parent will not be liable, in the aggregate, for indemnification arising under Section 10.2(a) for any Losses of or to Buyer or any other person entitled to indemnification from Seller or Charter Parent unless the amount of such Losses for which Seller and Charter Parent would, but for the provisions of this Section 10.5, be liable exceeds, on an aggregate basis, $136,000 (one hundred thirty six thousand) (the "THRESHOLD AMOUNT") provided that in determining whether the Threshold Amount has been exceeded, there will not be included any Losses arising from any single claim that is less than $10,000. If the Threshold Amount is exceeded, Seller and Charter Parent will be liable, jointly and severally, for the full amount of all Losses (including any single claims for Losses of less than $10,000), which amount will be due and payable within 15 days after the later of (a) the date Seller receives a statement therefor and (b) the date an Action with respect to such Losses is settled or decided in accordance with Section 10.4. Neither Seller nor Charter Parent will be liable for punitive damages assessed for Buyer's conduct. The maximum aggregate amount that Seller and its Affiliates (including Charter Parent) will be required to pay for indemnification arising under Section 10.2(a) of this Agreement is $2,700,000 (two million, seven hundred thousand dollars). Notwithstanding the preceding, neither the minimum nor maximum limits specified in this Section 10.5 will apply to: (i) the obligation to pay post-Closing adjustments pursuant to Section 3.3; (ii) Seller's breach of its representations and warranties that it has title to, and the absence of Encumbrances (other than Permitted Encumbrances) on, the Assets owned by Seller; or (iii) any indemnification claims pursuant to
         Section 10.2(b) or 10.2(c), irrespective of whether such claims also constitute claims under Section 10.2(a))."

         11. Section 10.6. Section 10.6 of the Agreement is hereby amended and restated in its entirety to read as follows:

         "10.6. Limitations on Indemnification - Buyer. Buyer will not be liable for indemnification arising under Section 10.3(a) for any Losses of or to Seller or any other person entitled to indemnification from Buyer unless the amount of such Losses for which Buyer would, but for the provisions of this Section 10.6, be liable exceeds, on an aggregate basis, the Threshold Amount, provided that in determining whether the Threshold Amount has been exceeded, there will not be included any Losses arising from any single claim that is less than $10,000 in the aggregate. If the Threshold Amount is exceeded, Seller will be liable for the full amount of all Losses (including any single claims for Losses of less than $10,000), which amount will be due and payable within 15 days after the later of (a) the date Buyer receives a statement therefor and (b) the date an Action with respect to such Losses is settled or decided in accordance with section 10.4. Buyer will not be liable for punitive damages assessed for Seller's conduct. The maximum aggregate amount that Buyer and its Affiliates will be required to pay for
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         indemnification arising under Section 10.3(a) of this Agreement in respect of all claims by all indemnified parties is $2,700,000 (two million, seven hundred thousand dollars). Notwithstanding the preceding, neither the minimum nor maximum limits specified in this
         Section 10.6 will apply to: (i) the obligation to pay the Purchase Price, as adjusted; (ii) the obligation to pay post-Closing adjustments pursuant to Section 3.3; (iii) Buyer's obligation to assume and perform the Assumed Obligations and Liabilities; or (iv) any indemnification claims pursuant to Section 10.3(b), 10.3(c) or 10.3(d), irrespective of whether such claims also constitute claims under Section 10.3(a))."

         12. Vehicle Title Certificates. Seller shall obtain and deliver to Buyer promptly after closing the vehicle title certificates and, if required, bills of sale, for the following vehicles described in Exhibit A attached to this Amendment. In addition, Seller will execute and deliver to Buyer, for no additional consideration and at no additional cost to Buyer, such certificates, bills of sale, or other documents as may be reasonably necessary to give full effect to transfer of vehicles required by the Agreement.

         13. Copyright Filings. Seller hereby agrees to file, at its expense, all Copyright Statements of Account with respect to the Systems for the 2001/1 filing period as and when due under applicable law.

         14. Relationship to the Agreement. This Amendment supersedes any inconsistent provisions contained in the Agreement. Except as amended hereby, the Agreement remains in full force and effect.

         15. Opinions; Exhibits. The parties shall amend the Exhibits to the Agreement as appropriate to reflect this Amendment.

         16. Choice of Law. This Amendment and the rights of the parties under it will be governed by and construed in all respects in accordance with the laws of the state of Delaware, without regard to the conflicts of laws rules of Delaware.

         17. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original. This Amendment will become binding when one or more counterparts, individually or taken together, bear the signatures of all parties to this Amendment. Delivery of an executed signature page of this Amendment by facsimile transmission will constitute effective and binding execution and delivery of this Amendment.

                            [SIGNATURE PAGE FOLLOWS]
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         The parties have executed this Amendment as of the day and year first above written.


                              CHARTER COMMUNICATIONS, INC.


                              By: /s/ Marcy Lifton
                                  ----------------------------------------------
                                  Name: Marcy Lifton
                                  Title: Vice President

                              INTERLINK COMMUNICATIONS PARTNERS, LLC


                              By: /s/ Marcy Lifton
                                  ----------------------------------------------
                                  Name: Marcy Lifton
                                  Title: Vice President

                              CHARTER COMMUNICATIONS, LLC


                              By: /s/ Marcy Lifton
                                  ----------------------------------------------
                                  Name: Marcy Lifton
                                  Title: Vice President


                              FALCON CABLE MEDIA, a California limited partnership

                                  By:    Charter Communications VII, LLC,
                                         as general partner

                                  By: /s/ Marcy Lifton
                                      ------------------------------------------
                                       Name: Marcy Lifton
                                       Title: Vice President
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                              TCI CABLEVISION OF MISSOURI, INC.

                              TCI CABLE PARTNERS OF ST. LOUIS, L.P.

                                    By:    Heritage Cablevision of
                                    Massachusetts, Inc.
                                           Its:     General Partner


                              Each By:  /s/ Alfredo Di Blasio
                                        ----------------------------------------
                                           Name: Alfredo Di Blasio
                                           Title: Vice President
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                                    EXHIBIT A

                          VEHICLE CERTIFICATES OF TITLE



1FTCR10U9MUD71814
1FTCR10U7MUD71815
2FTPF17L9YCA02580
2FTPF17L3YCA02686
1GDJR34K2KJ509877